CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 29, 2023, relating to the financial statements and financial highlights of DGI Balanced Fund, a series of DGI Investment Trust, for the year ended June 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

RAW signature

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

October 27, 2023